UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )

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GUESS?, INC.
(Name of Registrant as Specified In Its Charter)

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Guess?, Inc. Files Definitive Proxy Materials and Investor Presentation

Highlights Ongoing Execution of Transformation Strategy Driving Growth and Value Creation

Urges Shareholders to Vote “FOR ALL” of Guess’ Highly Qualified Director Nominees on the WHITE Proxy Card

LOS ANGELES, April 8, 2022 – Guess?, Inc. (NYSE: GES) (“Guess” or the “Company”) today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) as well as an investor presentation in connection with its upcoming Annual Meeting of Shareholders scheduled to be held on April 22, 2022. Shareholders of record as of March 23, 2022 will be entitled to vote at the meeting. The presentation is available on the Annual Meeting Materials section on the investor relations section of the Company’s website.

Guess issued the following statement:

The Guess Board has always made, and will continue to make, decisions that are based on facts and that it believes are in the best interests of the Company and all shareholders. Guess today is the strongest and most well-positioned it has been in recent history. In order to advance this momentum, and usher in Guess’ next phase of growth and success, the Board and management team are laser focused on continuing to successfully execute our transformation strategy. This strategy – which we strongly believe represents the best path toward sustainable value creation – is already bearing fruit as evidenced by our latest financial results. The Board’s interests are strongly aligned with those of our shareholders – to enhance the value of the Company’s shares – and we look forward to continuing to deliver on our commitments to Guess and all of its shareholders now, and for many years to come.

Highlights of the presentation include:

•The Guess management team is successfully executing a transformation business strategy to drive long-term growth and enhance value:
◦Guess today is the strongest and most well-positioned it has been in recent history.
◦The management team is executing on a clear strategic plan to elevate the GUESS and Marciano brands, redefine the Company’s global e-commerce strategy, optimize its store footprint, enhance its supply chain and drive efficiencies across the business.
◦Guess recently reported fourth quarter and fiscal year 2022 financial results that were the best of the last decade, with operating margin for fiscal 2022 at 11.8%, or more than double since its pre-pandemic fiscal year 2020, delivering a return on invested capital (ROIC) of 26% in fiscal year 20221; the Company’s transformation is sustaining a strong balance sheet and solid cash flow generation.
◦The Company has demonstrated its commitment to returning capital directly to shareholders, doubling the dividend, expanding the share repurchase program to $300 million, and initiating an ASR of $175 million.

1 Please refer to the appendix to the Investor Presentation for a full GAAP to non-GAAP reconciliation of this measure, available on the Annual Meeting Materials section on the investor relations section of the Company’s website.

•The Guess Board is highly-qualified, highly-engaged and committed to serving the best interests of ALL shareholders:
◦As of the 2022 Annual Meeting, the Guess Board will comprise seven highly engaged and qualified directors, four of whom are independent, and all of whom bring skillsets critical to the successful development and implementation of the Company’s transformation strategy. The Board collectively brings significant industry expertise, experience across the global consumer market and a track record of leading successful financial operations.
◦The Board is actively engaged in overseeing and directing the Company’s transformation strategy, working closely with Carlos Alberini and Paul Marciano in executing initiatives that are delivering dramatically improved financial results.
◦The Board has a long track record of proactively seeking input from shareholders, resulting in a number of positive sustainability, diversity and inclusion, governance and compensation policies.
◦The Board takes allegations of sexual impropriety or unethical conduct extremely seriously, has acted accordingly to conduct a thorough investigation of allegations against Paul Marciano in 2018, and is currently conducting an independent investigation related to Legion Partners’ Demand Letter.

•Paul and Maurice Marciano have each made valuable contributions to sustaining and growing a successful global business for 40 years and are important to the Guess and Marciano brands and the continued success of the business:
◦Paul and Maurice Marciano have built an incredible culture of entrepreneurship, commitment, hard work and long tenures across functions, cultures and countries.
◦Significant stock ownership by Paul and Maurice Marciano has provided strong alignment with all shareholders since Guess became a public company in 1996 and has ensured a consistent focus on long-term decision-making and value creation.
◦Paul Marciano’s key contributions include creating our iconic brand image, launching our international franchisee business and building a very profitable licensing business, developing GUESS into a truly global multichannel lifestyle brand; he is continuing to contribute to the Company’s transformation through brand elevation and consistency of product worldwide, with current responsibilities that span advertising and marketing, licensing and oversight of product design.
◦Maurice Marciano’s judgment as co-founder, large shareholder and integral Board member is invaluable to the Company; while his Board meeting attendance was impacted in fiscal 2022 due to injuries suffered from a cycling accident, he has attended multiple recent Board meetings and is expected to attend all regular Board meetings going forward.

•Legion Partners is pursuing a campaign that could jeopardize the Company’s plan to drive profitable growth and value creation:
◦The Guess Board has always made, and will continue to make, decisions that are based on facts and decisions that it believes are in the best interests of the Company and ALL shareholders.
◦We believe that the foundation of Legion Partners’ withhold campaign is based on information from the media and from misinformed and uncorroborated sources.

◦Legion Partners has failed to present any ideas with regard to the Company’s strategy or operations that will advance our core objective of driving value for Guess shareholders.
◦We believe Legion Partners’ one suggestion — removing two individuals who have been, and continue to be, critical to our success — could be detrimental to the Company.
◦The Board has attempted to engage with Legion Partners in good faith and has put forward reasonable, meaningful suggestions that were immediately and summarily rejected by Legion Partners.

We recommend that stockholders vote the WHITE proxy card “FOR ALL” of Guess’ four highly qualified directors standing for election – Anthony Chidoni, Cynthia Livingston, Maurice Marciano and Paul Marciano – at the Annual Meeting.

About Guess Family
For more information about the respect and appreciation Guess models, photographers and employees have for the Company, please visit www.guessfam.com.

About Guess?, Inc.
Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 29, 2022, the Company directly operated 1,068 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 563 additional retail stores worldwide. As of January 29, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements
The business strategies and statements concerning the Company’s future outlook, business plans and strategic initiatives discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “continue,” “anticipate,” “look,” “path” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors that may cause actual results in future periods to differ materially from current expectations, which are identified in the Company’s most recent Annual Report on Form 10-K for the year ended January 29, 2022, which was filed with the SEC on March 24, 2022, and other filings with the SEC, including but not limited to, the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, the current Russia-Ukraine war and recent sanctions and exports controls targeting Russia, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Disclaimer
The views and opinions expressed in this press release are those of management of Guess. This press release does not reflect the views and opinions of the Demand Review Committee of the Board of Directors of Guess (or its members) (the “DRC”), which is conducting an independent review of the demands and allegations (the “Demands”) by Legion Partners Asset Management, LLC addressed in this press release. The DRC members take no position with respect to the Demands at this time, did not review or approve the contents of this press release and are not participating in the solicitation efforts of the Company in connection with the Company’s 2022 Annual Meeting of shareholders (the “2022 Annual Meeting”).

Important Additional Information
The Company and certain of its directors and executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2022 Annual Meeting. The Company filed its definitive proxy statement and the WHITE proxy card with the SEC on April 6, 2022 in connection with the solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities will be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at http://investors.guess.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended January 29, 2022, filed on March 24, 2022. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://investors.guess.com.

Contacts
Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578